UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 15, 2011

(Date of earliest event reported: December 9, 2011

SURGE GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75-153 Merle Drive Suite B

Palm Desert, CA 92211

(Address of principal executive offices, zip code)

(760) 610-6758

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On December 9, 2011, David Rapaport resigned from as a director and Chairman of the Audit Committee of the Company. The resignation was due to other time consuming commitments of Mr. Rapaport and his resignation was in no way the result of any dispute with respect to the financial statements, and/or policies of the Company, and he has advised the Company and its auditor that he was not aware of any disputes between the Company and its auditor.

 Item 8.01 Other Events.

On December 13, 2011 the Company filed suit in U.S. District Court for the Northern District of Oklahoma against CAVU Resources, Inc. for breach of contract, interest, attorney’s fees and costs and such other relief as is appropriate.

BACKGROUND:

In December 2009, the Company paid $300,000 to CAVU Resources, Inc., a service company, under the terms of an equipment lease agreement with a third party for redevelopment of four wells located in Pawnee County, Oklahoma. This $300,000 payment was initially accounted for as a production payment receivable and is due from CAVU Resources, Inc.

In September, 2010, the Company entered into a written agreement with CAVU Resources, Inc. for CAVU to pay to the Company $130,000, plus interest, of the $300,000 advanced to them. The payment due pursuant to this agreement was due in December, 2010, bears interest at 12% per annum, and the entire remains unpaid with no payments made to date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: December 15, 2011	By:	/s/ E. Jamie Schloss
E. Jamie Schloss
Chief Executive Officer

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